EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES UPDATE ON MARKETING OF EXCELYTE® TO DAIRY FARMERS

Company Increases its Customer Base of Dairy Farmers Using Excelyte® and Expands Distribution

LITTLE RIVER, S.C., March 5, 2013 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), today announced an update on the Company’s sales and marketing efforts of Excelyte® products to dairy farmers.  The Company has been focusing primarily on the Utah and Idaho markets over the past two months and is currently selling Excelyte® products to 11 dairies with approximately 3,700 dairy cows.  In addition, 31 dairies in these markets, with an aggregate of approximately 32,000 dairy cows, are currently evaluating our Excelyte® products.  The Company estimates that there are approximately 825 dairies with over 665,000 dairy cows in the Utah and Idaho markets.  The Company also continues to target distribution in Montana, California, Oregon and Washington where it estimates that there are approximately 2,475 dairies and 2,164,000 dairy cows.

The Company’s dairy customers continue to use Excelyte® as a pre-milking teat dip application and now some customers are also using Excelyte® based products as a laundry disinfectant for micro-fiber towels used on teats, as a stall and surface disinfectant for use in dairy barns and as a treatment for the water being consumed by the dairy cows.  The Company has also added Northstar Dairy Services and Gem State Dairy Supply as distributers of Excelyte® in the Utah and Idaho markets.  Northstar Dairy Services currently sells to dairies with approximately 35,000 dairy cows and Gem Sate Dairy Supply currently sells to dairies with approximately 32,000 dairy cows.

Tony Rawlings, President of Northstar Dairy Services, commented “The non-toxic make-up of Excelyte® makes it an ideal product for use in various dairy farm applications.  We believe that Excelyte® is not only effective as a pre-milking teat dip, but that it is also has great utility throughout a dairy farm’s operations as a disinfectant that will not harm the cows but will kill the bacteria that threatens the health of the dairy cow and the quality of the milk.  We are excited about distributing Excelyte® and the sales opportunities that it presents.”

David LaVance, Chairman, President and Chief Executive Officer of the Company, commented “We continue to make progress in the sales and marketing of Excelyte® to dairies.  Since Excelyte® is a non-toxic and highly effective disinfectant, it is a perfect product to address the dairy cow hygiene issues facing today’s dairy farmer, with mastitis alone costing dairy farmers approximately $2 billion annually.  I believe that Excelyte® has multiple uses throughout a dairy farm’s operations and I am pleased to see dairies expanding their use of Excelyte® into other applications.  We will continue the roll-out of Excelyte® in the mountain west states with the goal of eventually rolling out the product nationwide.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  The Company sells a disinfecting solution under the EcaFlo™ and Excelyte® brand names and sells a cleaning solution under the Catholyte Zero™ brand name.  Both solutions are produced by the Company’s proprietary EcaFlo™ equipment which utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  EcaFlo™ Anolyte and Excelyte® solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  The Company is currently focused on selling its products to dairy farmers, oil and gas production companies and the healthcare facilities.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our websites at www.ietltd.net  (investor relations) and www.ietecaflo.com (product information).

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 282-1055